Exhibit 99.1

Inventergy Announces Non-Dilutive Financing

Board of Directors Provides Initial Funds for New Financing Initiative

CUPERTINO, CA—August 17, 2017 - Inventergy Global, Inc. (OTCQB: INVT) (the “Company”), announced today that all members of its Board of Directors (“Board”) committed an aggregate $100,000 of new non-dilutive financing to fund the Company’s operations.

With the new financing program, the Company will provide investors with fortified returns secured by future distributions to be received by the Company from INVT SPE LLC, the special purpose entity formed to hold and monetize the 740 patents originally acquired by the Company from Panasonic, Nokia and Huawei.

“We gained unanimous support from our Board to launch this new financing program,” said CEO and Chairman Joe Beyers. “What makes this type of investment appealing is that it allows for non-dilutive funding for Inventergy, and provides investors with returns secured by the future distributions to the Company from INVT SPE LLC. Members of our Board have provided the first funds and we are in discussions with investors to provide additional financing on similar terms.”

About Inventergy Global, Inc.

Inventergy is a Silicon Valley-based intellectual property company dedicated to identifying, acquiring and licensing the patented technologies of market-significant technology leaders. Led by IP industry pioneer and veteran Joe Beyers, the Company leverages decades of corporate experience, market and technology expertise, and industry connections to assist Fortune 500 companies in leveraging the value of their innovations to achieve greater returns. For more information about Inventergy, visit www.inventergy.com.

Contact:

Robert Haag

IRTH Communications

INVT@irthcommunications.com

866-976-4784